Exhibit 99.1

CURO Responds to Federal Government of Canada's Proposed 2023 Budget

CHICAGO, March 30, 2023 – CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or “Company”), a tech-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the U.S. and Canada, responds to the federal government of Canada’s proposed 2023 Budget.

On March 28, 2023, the federal government of Canada announced, in connection with its proposed federal budget, its intent to introduce legislation to reduce the maximum allowable rate of interest under its criminal code from an annual percentage rate (“APR”) of 47% to an APR of 35% (the “Proposal”). In connection with the Proposal’s announcement, CURO issued the following statement:

“We are proud of the work we do to provide timely, transparent, affordable and convenient financial solutions to customers who are underserved by mainstream banks, credit card companies and other traditional financial services companies.

As with any proposals or plans by governmental agencies, there will be a process undertaken before any final rule or law is adopted related to the Proposal and any such final rule or law may differ materially from the Proposal. During this process, we look forward to working with the federal government of Canada and other industry participants to demonstrate how our customers will be harmed by the
Proposal, particularly at a time when they need a financial service like ours more than ever.

We believe it is too early to determine the long-term impact of the Proposal on the Company’s businesses considering no draft legislation or legislative commentary is available. Accordingly, we will continue to monitor the Proposal and assess its implications as more is known and we will continue to manage our business to serve our customers and maintain an appropriate level of risk adjusted returns for the Company.”

ABOUT CURO

CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of alternative data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands, including Cash Money®, LendDirect®, Flexiti®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

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Investor Relations:
Phone: 844-200-0342
Email: IR@curo.com